Exhibit 10.21

February 22, 2022

Via Email (PDF)

Ms. Michele Satrowsky

Vice President – Corporate Treasurer

ATN International, Inc.

500 Cummings Center, Suite 2450

Beverly, MA 01915

Re:  Limited Waiver of Net Leverage Ratio Covenant

Dear Ms. Satrowsky:

Rural Telephone Finance Cooperative ("RTFC") has received from ATN VI Holdings, LLC (the "Borrower") a request to waive compliance with the Borrower's Net Leverage financial ratio requirements that is contained in one or more loan agreements between RTFC and the Borrower.

RTFC hereby waives the Borrower's compliance with the above-referenced financial ratio, subject to the following conditions:

(a)   This is a limited waiver with respect to the financial ratio specified herein as calculated for the Borrower's fiscal year ended December 31, 2021.

(b)   This limited waiver shall not be construed as a waiver of any other term, condition or provision of any loan agreement or other credit agreement with RTFC.

(c)   This limited waiver shall not be construed as a waiver of any term, condition or provision of any loan agreement or other credit agreement with RTFC with respect to meeting future financial ratio requirements.

(d)   Except as specifically waived by RTFC herein, each and every term, condition and provision contained in any loan agreement or other credit agreement with RTFC shall remain unchanged and in full force and effect.

If the foregoing accurately describes our mutual understanding of the effect of this limited waiver and the conditions under which it is granted, please so indicate by signing this correspondence where indicated and returning the original to RTFC.

If you have any questions, please feel free to call me at 703-467-1624.

Ms. Michele Satrowsky

ATN International, Inc.

February 22, 2022

Sincerely,

Andrew Coleman

Vice President, Portfolio Management

Acknowledged and Agreed:

ATN VI Holdings, LLC

By:	/s/ Michele Satrowsky
Name:	Michele Satrowsky
Title:	Vice President - Corporate Treasurer
Date:	March 16, 2022